Exhibit 5.1

April [•], 2025

SeaStar Medical Holding Corporation

3513 Brighton Blvd., Suite 410

Denver, CO 80216

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SeaStar Medical Holding Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of 260,000 shares (the “Shares”) of common stock, par value $0.0001 per share of the Company, reserved for issuance pursuant to an amendment to the SeaStar Medical Holding Corporation 2022 Omnibus Incentive Plan (as amended, the “Plan”), which was approved by shareholders on June 4, 2024, and (ii) an aggregate of 212,456 Shares reserved for issuance pursuant to the evergreen provision of the Plan, under which the share reserve is automatically increased annually in accordance with the terms of the Plan.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Dorsey & Whitney LLP

JBE/DPL